Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	October 21, 2016
CONTACT:	Thomas D. Cestare
Executive Vice President and Chief Financial Officer
PHONE:	(215) 864-6009

BENEFICIAL BANCORP, INC. ANNOUNCES THIRD QUARTER RESULTS AND CASH DIVIDEND TO SHAREHOLDERS

PHILADELPHIA, PENNSYLVANIA, October 21, 2016 — Beneficial Bancorp, Inc. (“Beneficial”) (NASDAQ GS: BNCL), the parent company of Beneficial Bank (the “Bank”), today announced its financial results for the three and nine months ended September 30, 2016.  Beneficial recorded net income of $10.1 million and $17.8 million, or $0.14 and $0.24 per diluted share, for the three and nine months ended September 30, 2016, respectively, compared to net income of $5.8 million and $18.1 million, or $0.07 and $0.23 per diluted share, for the three and nine months ended September 30, 2015.  Net income for nine months ended September 30, 2016 included $8.8 million of merger and restructuring charges related to the acquisition of Conestoga Bank and the Bank’s previously announced expense management reduction program.

On October 21, 2016, Beneficial Bancorp declared a cash dividend of 6 cents per share, payable on or after November 10, 2016, to common shareholders of record at the close of business on October 31, 2016.

Highlights for the three and nine months ended September 30, 2016 are as follows:

•                                          Net interest margin totaled 3.08% and 3.00% for the quarter and nine months ended September 30, 2016 compared to 2.82% and 2.80% for the same period in 2015, respectively.  Margin has benefited from organic loan growth, the impact of the Conestoga Bank acquisition, and continued improvement in the mix of our balance sheet.

•                                          For the nine months ended September 30, 2016, net interest income increased $18.5 million, or 20.0%, to $111.0 million compared to $92.5 million for the same period in 2015, primarily due to the Conestoga Bank acquisition and organic loan growth.

•                                          For the nine months ended September 30, 2016, our loan portfolio increased $946.5 million, or 32.2%, due primarily to the acquisition of Conestoga Bank loans of $516.3 million (17.6% growth), net organic growth of $312.7 million (10.6% growth since year-end and 14.2% annualized), and the purchase of $117.5 million of commercial real estate loans (4.0% growth).

•                                          For the three and nine months ended September 30, 2016, non-interest income included a gain of $1.8 million on the sale of investments.

•                                          Asset quality metrics continued to remain strong during the quarter with non-performing assets, excluding government-guaranteed student loans, to total assets of 0.26% as of September 30, 2016.  Net charge-offs for the three and nine months ended September 30, 2016 totaled $54 thousand, or 1 basis point of average loans, and $1.0 million, or 4 basis points of average loans, compared to net charge-offs of $118 thousand, or 2 basis points of average loans, and net recoveries of $620 thousand, or 3 basis points of average loans, in the comparable periods in the prior year.  Our allowance for loan losses totaled $44.5 million, or 1.14% of total loans, as of September 30, 2016 compared to $45.5 million, or 1.55% of total loans, as of December 31, 2015.  The decrease in the coverage ratio is primarily due to improvement in credit quality and the $516.3 million of loans at fair value acquired from Conestoga Bank.

•                                          We continue to deploy our capital from the second step conversion we completed in January 2015.  Our tangible capital to tangible assets decreased to 15.70% at September 30, 2016 compared to

21.04% at December 31, 2015.  The decrease in this ratio can be attributed to share repurchases and the impact of the acquisition of Conestoga Bank.  Tangible book value per share totaled $11.13 at September 30, 2016.

•                                          During the quarter we launched a 9-week advertising campaign with a focus on our heritage and dedication to Philadelphia, our values, and our guiding philosophy to always do what’s right.  It also introduced our refreshed tagline, “True to our name.  Since 1853.”  The campaign is featured on television, radio, outdoor, digital, transit, and social media throughout the Delaware Valley.

Gerard Cuddy, Beneficial’s President and CEO, stated “We continued to make progress with our strategic priorities during the quarter. We organically grew our loan portfolio, improved our balance sheet mix, and maintained strong asset quality metrics.  Our focus remains on employee engagement, a superior customer experience, prudent capital management and organic growth to continue to improve Beneficial’s financial performance.”

Balance Sheet

Total assets increased $753.7 million, or 15.6%, to $5.58 billion at September 30, 2016 compared to $4.83 billion at December 31, 2015.  The increase in total assets was primarily due to the $649.7 million of assets acquired as part of the acquisition of Conestoga Bank and strong organic loan growth.

Cash and cash equivalents decreased $47.9 million to $186.0 million at September 30, 2016 from $233.9 million at December 31, 2015.  The decrease in cash and cash equivalents was primarily driven by repurchases of our common stock, and the $105.0 million paid to acquire Conestoga Bank.

Investments decreased $228.9 million, or 16.8%, to $1.13 billion at September 30, 2016 compared to $1.36 billion at December 31, 2015, as we continued to focus on improving our balance sheet mix by reducing the percentage of our assets in cash and investments and growing our loan portfolio.  We continue to focus on maintaining a high quality investment portfolio that provides a steady stream of cash flows both in the current and in rising interest rate environments.

Loans increased $946.5 million, or 32.2%, to $3.89 billion at September 30, 2016 from $2.94 billion at December 31, 2015.  The increase in loans was primarily due to the acquisition of Conestoga Bank loans of $516.3 million, net organic growth of $312.7 million and the purchase of $117.5 million of commercial real estate loans.

Deposits increased $611.5 million, or 17.7%, to $4.06 billion at September 30, 2016 from $3.45 billion at December 31, 2015.  The $611.5 million increase in deposits during the nine months ended September 30, 2016 was primarily due to the $588.4 million of deposits acquired as part of the acquisition of Conestoga Bank.

Borrowings increased $225.0 million to $415.4 million at September 30, 2016 and are being used as a low cost funding source to replace higher cost brokered CD’s and fund organic loan growth.

Stockholders’ equity decreased $92.3 million, or 8.3%, to $1.02 billion at September 30, 2016 from $1.12 billion at December 31, 2015.  The decrease in stockholders’ equity was primarily due to the repurchase of 9,282,948 shares of common stock during the nine months ended September 30, 2016, partially offset by net income for the first nine months of 2016.   During the second quarter of 2016, Beneficial completed its first share repurchase program since completing its mutual-to-stock conversion and related stock offering in January 2015. Under the first program, Beneficial repurchased 8,291,859 shares.  On July 21, 2016, Beneficial Bancorp adopted a second stock repurchase program for up to 10% of its outstanding common stock, or 7,770,978 shares. During the third quarter, the Company purchased 882,100 shares under the second stock repurchase plan.

Net Interest Income

For the three months ended September 30, 2016, net interest income was $40.0 million, an increase of $8.9 million, or 28.4%, from the three months ended September 30, 2015. The increase in net interest income was primarily due to the impact of the Conestoga Bank acquisition as well as improvement in our balance sheet mix and related interest earning assets with growth occurring in our higher yielding loan portfolio and reductions in cash and investment levels.  The net interest margin totaled 3.08% for the three months ended September 30, 2016 as compared to 2.82% for the same period in 2015.

For the nine months ended September 30, 2016, Beneficial reported net interest income of $111.0 million, an increase of $18.5 million, or 20.0%, from the nine months ended September 30, 2015. The increase in net interest income was primarily due to the acquisition of Conestoga Bank, organic loan growth and improvement in our balance sheet mix. Our net interest margin increased to 3.00% for the nine months ended September 30, 2016 from 2.80% for the same period in 2015.

The continued low interest rate environment will put pressure on the net interest margin in future periods but we are focused on growing our loan portfolio and continuing to improve our balance sheet mix to help stabilize our net interest margin.

Non-interest Income

For the three months ended September 30, 2016, non-interest income totaled $8.2 million, an increase of $2.4 million, or 41.3%, from the three months ended September 30, 2015.  The increase was primarily due to a $1.8 million investment gain from the sale of stock that we held in a financial institution that was acquired, and a $493 thousand swap fee earned on a commercial real estate loan recorded during the third quarter of 2016.

For the nine months ended September 30, 2016, non-interest income totaled $19.6 million, an increase of $983 thousand, or 5.3%, from the nine months ended September 30, 2015. The increase during the nine months ended September 30, 2016 was primarily due to a $1.8 million investment gain from the sale of stock and a $493 thousand swap fee earned on a commercial real estate loan, partially offset by a $1.1 million gain recorded on a limited partnership investment in 2015.

Non-interest Expense

For the three months ended September 30, 2016, non-interest expense totaled $33.3 million, an increase of $5.0 million, or 17.6%, from the three months ended September 30, 2015.  The increase in non-interest expense was primarily due to a $2.0 million increase in salaries and employee benefits and an $830 thousand increase in board fees primarily due to stock based compensation associated with the shares granted under the 2016 Omnibus Incentive Plan. The increase in non-interest expense during the quarter ended September 30, 2016, can also be attributed a $529 thousand increase in professional fees primarily related to an online banking technology upgrade, a $415 thousand increase in loan expense and a $246 thousand increase in debit card reward expenses. These increases to non-interest expense were partially offset by a $694 thousand reduction of merger related expenses as final expenses were lower than estimated for professional fees, facility expenses and contract terminations, associated with the acquisition of Conestoga Bank.

For the nine months ended September 30, 2016, non-interest expense totaled $103.6 million, an increase of $14.9 million, or 16.7%, from the nine months ended September 30, 2015. The increase in non-interest expense was primarily due to $7.2 million of merger and restructuring charges related to the acquisition of Conestoga Bank and $1.6 million related to our previously announced expense management reduction program.  In addition, salaries and employee benefits increased $3.0 million and board fees increased $873 thousand primarily due to stock based compensation associated with the shares granted under the 2016 Omnibus Incentive Plan.  The increase in non-interest expense can also be attributed to a $730 thousand increase in loan expenses, primarily due to commercial loan servicing, and a $505 thousand increase in debit card rewards expense.

Income Taxes

For the three months ended September 30, 2016, we recorded a provision for income taxes of $4.9 million, reflecting an effective tax rate of 32.8%, compared to a provision for income taxes of $2.9 million, reflecting an effective tax rate of 32.9% for the three months ended September 30, 2015.  For the nine months ended September 30, 2016, we recorded a provision for income taxes of $9.1 million, reflecting an effective tax rate of 33.9%, compared to a provision for income taxes of $7.8 million, reflecting an effective tax rate of 30.1%, for the nine months ended September 30, 2015. The increase in income tax expense and the effective tax is due to higher pre-tax income and a lower ratio of tax exempt income compared to pre-tax income for the nine months ended September 30, 2016 as compared to the same period in 2015.

Asset Quality

Asset quality metrics remain strong as non-performing loans, excluding government guaranteed student loans, decreased to $13.2 million at September 30, 2016, compared to $14.8 million at December 31, 2015.  Our ratio of non-performing assets to total assets, excluding government guaranteed student loans, decreased to 0.26% at September 30, 2016 compared to 0.33% at December 31, 2015.

As a result of our strong asset quality metrics and low net charge-offs recorded in recent periods, we did not record a provision for loan losses during the three or nine months ended September 30, 2016. As a result of the improvement in our asset quality metrics and net recoveries received, we recorded no provision for loan losses for the three months ended September 30, 2015 and a $3.6 million negative provision for loan losses for the nine months ended September 30, 2015. Net charge-offs totaled $54 thousand during the three months ended September 30, 2016 compared to $118 thousand of net recoveries during the same period in 2015.

Our allowance for loan losses totaled $44.5 million, or 1.14% of total loans, as of September 30, 2016 compared to $44.5 million, or 1.17% of total loans, as of June 30, 2016 and $45.5 million, or 1.55% of total loans, as of December 31, 2015.  Excluding acquired loans that were recorded at fair value of $516.3 million as of the acquisition date; our loan loss reserves coverage ratio totaled 1.31% as of September 30, 2016.

Capital

Beneficial’s and the Bank’s capital position remains strong relative to current regulatory requirements. Beneficial and the Bank continue to have substantial liquidity that has been retained in cash or invested in high quality government-backed securities. As of September 30, 2016, Beneficial’s tangible capital to tangible assets totaled 15.70%. In addition, at September 30, 2016, we had the ability to borrow up to $1.9 billion combined from the Federal Home Loan Bank of Pittsburgh and the Federal Reserve Bank of Philadelphia. Beneficial’s capital ratios are considered to be well capitalized and are as follows:

					Capital in Excess
				Minimum Well	of Minimum
	9/30/2016	12/31/2015	9/30/2015	Capitalized Ratio	9/30/2016

Tier 1 Leverage (to average assets)	16.57%	22.38%	22.30%	5.0%	$622,129
Common Equity Tier 1 Capital (to risk weighted assets)	21.93%	33.36%	37.12%	6.5%	610,037
Tier 1 Capital (to risk weighted assets)	22.54%	34.13%	37.86%	8.0%	574,673
Total Capital Ratio (to risk weighted assets)	23.67%	35.38%	39.12%	10.0%	540,430

The Bank’s capital ratios are considered to be well capitalized and are as follows:

					Capital in Excess
				Minimum Well	of Minimum
	9/30/2016	12/31/2015	9/30/2015	Capitalized Ratio	9/30/2016

Tier 1 Leverage (to average assets)	14.96%	16.86%	16.79%	5.0%	$535,462
Common Equity Tier 1 Capital (to risk weighted assets)	20.36%	25.74%	28.53%	6.5%	547,430
Tier 1 Capital (to risk weighted assets)	20.36%	25.74%	28.53%	8.0%	488,188
Total Capital Ratio (to risk weighted assets)	21.49%	26.99%	29.79%	10.0%	453,968

Maintaining strong capital levels remains one of our top priorities.  Our capital levels are in excess of well capitalized levels under Basel III regulatory requirements.

About Beneficial Bancorp, Inc.

Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 63 offices in the greater Philadelphia and South New Jersey regions. Insurance services are offered through Beneficial Insurance

Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank. Equipment leasing services are offered through Beneficial Equipment Leasing Corporation, which is a wholly owned subsidiary of the Bank.  For more information about the Bank and Beneficial, please visit www.thebeneficial.com.

Forward Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows, changes in the quality or composition of Beneficial’s loan or investment portfolios, our ability to successfully integrate the assets, liabilities, customers, systems and employees of Conestoga Bank into our operations and our ability to realize related revenue synergies and cost savings within expected time frames. Additionally, other risks and uncertainties may be described in Beneficial’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, Beneficial assumes no obligation to update any forward-looking statements.

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except share amounts)

	September 30,	June 30,	December 31,	September 30,
	2016	2016	2015	2015
ASSETS:
Cash and Cash Equivalents:
Cash and due from banks	$49,507	$51,622	$43,978	$48,675
Interest-bearing deposits	136,550	51,868	189,942	221,334
Total cash and cash equivalents	186,057	103,490	233,920	270,009

Investment Securities:
Available-for-sale	502,534	576,374	655,162	678,520
Held-to-maturity	610,629	642,826	696,310	720,999
Federal Home Loan Bank stock, at cost	18,231	16,431	8,786	8,786
Total investment securities	1,131,394	1,235,631	1,360,258	1,408,305

Loans and leases:	3,887,909	3,798,493	2,941,446	2,756,346
Allowance for loan and lease losses	(44,466)	(44,519)	(45,500)	(47,674)
Net loans and leases	3,843,443	3,753,974	2,895,946	2,708,672

Accrued interest receivable	16,832	16,314	14,298	14,327

Bank premises and equipment, net	76,656	77,842	73,213	77,751

Other assets:
Goodwill	169,275	169,239	121,973	121,973
Bank owned life insurance	79,959	79,612	64,827	65,001
Other intangibles	5,025	5,605	4,389	4,865
Other assets	71,752	72,382	57,871	57,261
Total other assets	326,011	326,838	249,060	249,100
Total assets	$5,580,393	$5,514,089	$4,826,695	$4,728,164

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$511,460	$505,029	$409,232	$377,852
Interest bearing deposits	3,551,993	3,535,542	3,042,691	2,975,514
Total deposits	4,063,453	4,040,571	3,451,923	3,353,366
Borrowed funds	415,419	370,414	190,405	190,401
Other liabilities	78,274	76,788	68,821	72,649
Total liabilities	4,557,146	4,487,773	3,711,149	3,616,416
Commitments and contingencies
Stockholders’ equity:
Preferred stock — $.01 par value	—	—	—	—
Common stock — $.01 par value	833	832	829	829
Additional paid-in capital	767,842	762,685	787,503	785,682
Unearned common stock held by employee stock ownership plan	(30,163)	(30,780)	(32,014)	(32,631)
Retained earnings	396,361	390,722	382,951	378,201
Accumulated other comprehensive loss, net	(18,255)	(17,001)	(23,374)	(19,984)
Treasury stock, at cost	(93,371)	(80,142)	(349)	(349)
Total stockholders’ equity	1,023,247	1,026,316	1,115,546	1,111,748
Total liabilities and stockholders’ equity	$5,580,393	$5,514,089	$4,826,695	$4,728,164

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
INTEREST INCOME:
Interest and fees on loans and leases	$39,645	$37,743	$28,344	$107,378	$82,805
Interest on overnight investments	167	161	167	588	593
Interest and dividends on investment securities:
Taxable	5,900	6,166	7,105	18,425	22,231
Tax-exempt	325	325	334	975	1,226
Total interest income	46,037	44,395	35,950	127,366	106,855

INTEREST EXPENSE:
Interest on deposits:
Interest bearing checking accounts	588	556	393	1,610	1,197
Money market and savings deposits	1,456	1,503	1,327	4,281	3,968
Time deposits	1,996	1,886	1,796	5,511	5,392
Total	4,040	3,945	3,516	11,402	10,557
Interest on borrowed funds	1,988	1,674	1,277	4,940	3,784
Total interest expense	6,028	5,619	4,793	16,342	14,341
Net interest income	40,009	38,776	31,157	111,024	92,514
Provision for loan losses	—	—	—	—	(3,600)
Net interest income after provision for loan losses	40,009	38,776	31,157	111,024	96,114

NON-INTEREST INCOME:
Insurance and advisory commission and fee income	1,664	1,539	1,687	5,194	5,159
Service charges and other income	4,620	4,383	3,984	12,387	12,916
Mortgage banking income	140	101	170	213	564
Net gain (loss) on sale of investment securities	1,822	(4)	(5)	1,814	(14)
Total non-interest income	8,246	6,019	5,836	19,608	18,625

NON-INTEREST EXPENSE:
Salaries and employee benefits	17,644	16,577	15,673	50,038	47,010
Occupancy expense	2,489	2,453	2,137	7,233	7,146
Depreciation, amortization and maintenance	2,577	2,571	2,260	7,466	6,735
Marketing expense	1,032	889	841	2,833	3,304
Intangible amortization expense	580	558	473	1,611	1,406
FDIC insurance	669	625	555	1,847	1,615
Merger and restructuring charges	(694)	8,621	—	8,765	—
Professional fees	1,366	1,386	837	3,781	3,689
Classified loan and other real estate owned related expense	311	173	77	776	1,168
Other	7,288	6,200	5,440	19,298	16,705
Total non-interest expense	33,262	40,053	28,293	103,648	88,778

Income before income taxes	14,993	4,742	8,700	26,984	25,961
Income tax expense	4,917	1,994	2,865	9,137	7,818

NET INCOME	$10,076	$2,748	$5,835	$17,847	$18,143

EARNINGS PER SHARE — Basic	$0.14	$0.04	$0.07	$0.25	$0.23
EARNINGS PER SHARE — Diluted	$0.14	$0.04	$0.07	$0.24	$0.23

DIVIDENDS PER SHARE	$0.06	—	—	$0.06	—

Average common shares outstanding — Basic	70,593,701	71,197,288	78,544,306	72,643,659	78,458,062
Average common shares outstanding — Diluted	71,725,229	72,078,696	79,334,149	73,577,326	79,163,078

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Selected Consolidated Financial and Other Data

(Dollars in thousands)

	Three Months Ended						Nine Months Ended
	September 30, 2016		June 30, 2016		September 30, 2015		September 30, 2016		September 30, 2015
	Average	Yield /	Average	Yield /	Average	Yield /	Average	Yield /	Average	Yield /
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate

Investment securities:	$1,305,409	1.96%	$1,378,633	1.93%	$1,687,721	1.80%	$1,396,478	1.91%	$1,780,615	1.80%
Overnight investments	130,881	0.50%	125,509	0.51%	261,675	0.25%	153,840	0.50%	312,832	0.25%
Stock	18,116	4.49%	14,405	4.45%	8,789	4.45%	13,859	4.45%	8,805	10.02%
Other investment securities	1,156,412	2.08%	1,238,719	2.04%	1,417,257	2.07%	1,228,779	2.05%	1,458,978	1.80%

Loans and leases:	3,839,553	4.09%	3,638,837	4.14%	2,704,574	4.15%	3,507,941	4.06%	2,612,752	4.21%
Residential	821,958	4.04%	788,063	4.09%	714,829	4.16%	783,793	4.08%	698,094	4.26%
Commercial real estate	1,489,970	3.92%	1,450,685	4.02%	862,636	4.31%	1,358,022	3.92%	788,131	4.34%
Business and small business	868,269	4.31%	746,406	4.32%	506,427	3.80%	718,949	4.16%	502,483	3.95%
Personal	659,356	4.23%	653,683	4.23%	620,682	4.22%	647,177	4.22%	624,044	4.21%

Total interest earning assets	$5,144,962	3.55%	$5,017,470	3.53%	$4,392,295	3.25%	$4,904,419	3.45%	$4,393,367	3.24%

Deposits:	$3,544,413	0.45%	$3,511,893	0.45%	$2,986,616	0.47%	$3,401,245	0.45%	$3,052,032	0.46%
Savings	1,250,309	0.34%	1,233,829	0.34%	1,140,479	0.34%	1,217,281	0.34%	1,135,868	0.35%
Money market	442,923	0.34%	492,471	0.38%	407,547	0.33%	454,335	0.35%	418,643	0.33%
Demand	874,955	0.24%	854,054	0.24%	669,527	0.21%	834,762	0.23%	705,821	0.21%
Demand - municipals	127,624	0.19%	129,905	0.17%	118,709	0.11%	128,821	0.15%	129,760	0.11%
Total core deposits	2,695,811	0.30%	2,710,259	0.31%	2,336,262	0.29%	2,635,199	0.30%	2,390,092	0.29%

Time deposits	848,602	0.94%	801,634	0.95%	650,354	1.10%	766,046	0.96%	661,940	1.09%

Borrowings	412,536	1.89%	306,221	2.20%	190,453	2.66%	307,977	2.14%	190,435	2.66%

Total interest bearing liabilities	$3,956,949	0.61%	$3,818,114	0.59%	$3,177,069	0.60%	$3,709,222	0.59%	$3,242,467	0.59%

Non-interest bearing deposits	503,501		498,311		379,282		468,681		375,109

Net interest margin		3.08%		3.08%		2.82%		3.00%		2.80%

ASSET QUALITY INDICATORS

	September 30,	June 30,	December 31,	September 30,
(Dollars in thousands)	2016	2016	2015	2015

Non-performing assets:
Non-accruing loans	$13,153	$14,500	$14,768	$12,588
Accruing loans past due 90 days or more	18,664	20,138	22,900	25,149
Total non-performing loans	$31,817	$34,638	37,668	37,737

Real estate owned	1,486	1,999	1,276	1,451

Total non-performing assets	$33,303	$36,637	$38,944	$39,188

Non-performing loans to total loans and leases	0.82%	0.91%	1.28%	1.37%
Non-performing assets to total assets	0.60%	0.66%	0.81%	0.83%
Non-performing assets less accruing government guaranteed student loans past due 90 days or more to total assets	0.26%	0.30%	0.33%	0.30%
ALLL to total loans and leases	1.14%	1.17%	1.55%	1.73%
ALLL to non-performing loans	139.76%	128.53%	120.79%	126.33%
ALLL to non-performing loans, excluding government guaranteed student loans	338.07%	307.03%	308.10%	378.73%

Key performance ratios (annualized) are as follows for the three and nine months ended (unaudited):

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	December 31,	September 30,
	2016	2016	2015	2016	2015
PERFORMANCE RATIOS:
(annualized)
Return on average assets	0.72%	0.21%	0.39%	0.45%	0.51%
Return on average equity	3.91%	1.11%	1.67%	2.29%	2.32%
Net interest margin	3.08%	3.08%	2.84%	3.00%	2.80%
Efficiency ratio	68.92%	89.41%	79.50%	79.34%	79.88%
Efficiency ratio (excluding merger & restructuring charges)	70.36%	70.16%	77.49%	72.63%	79.88%
Tangible common equity	15.70%	15.95%	21.04%	15.70%	21.40%